Exhibit 10.1
AMENDMENT
Amendment, dated as of October 30, 2019, to the Employment Agreement referred to below (this “Amendment”) is made by and among GATEHOUSE MEDIA, LLC, a Delaware limited liability company fka GATEHOUSE MEDIA, INC. (“Publishing”), GATEHOUSE MEDIA OPERATING, LLC, a Delaware limited liability company fka GATEHOUSE MEDIA OPERATING, INC. (“Operating” and together with Publishing, the “Company”), and Kirk A. Davis (“Executive”).
W I T N E S S E T H:
WHEREAS, Operating, Publishing and Executive are parties to the Employment Agreement, dated as of January 9, 2009 (as amended, restated or otherwise modified from time to time, the “Employment Agreement”);
WHEREAS, the parties desire to amend the Employment Agreement in the manner provided for in this Amendment, on the terms and subject to the conditions set forth herein;
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS.
1.1    Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement, unless the context otherwise requires.
SECTION 2. AMENDMENTS.
2.1    Effective as of the first to occur of (a) the successful closing of the proposed merger of Gannett Co., Inc. into New Media Investment Group Inc., (b) Executive’s termination by the Company other than for Cause and (c) July 21, 2020 (the earliest of such dates, the “Effective Date”) but subject to the terms and conditions hereof, the Employment Agreement is amended as set forth below. Notwithstanding the foregoing, this Amendment shall become null and void, and the Effective Date shall not occur, if Executive does not remain an active employee of the Company in good standing through the Effective Date:
Section 5(b) is amended and restated in its entirety as of the Effective Date as follows:
(b)    Termination by Company without Cause, Termination by Executive for Good Reason Unrelated to a “change of control”. If Executive’s employment is terminated by the Company other than for Cause or is terminated by Executive for Good Reason, in each case not within the Protection Period, prior to the end of the Term hereof, then, subject to Section 9, Executive shall be entitled to, upon Executive’s providing the Company with a signed release of claims in a form adopted by the Company’s Board of Directors from time to time and subject to Executive’s continued compliance with the provisions of Sections 6 and 7 hereof: (i) the Accrued Benefits; (ii)

One Million Four Hundred Thousand Dollars ($1,400,000) payable in twenty-six equal bi-weekly installments of $53,846.15 each on days coinciding with the Company’s scheduled pay days; (iii) any declared Bonus not yet paid, which shall be payable in the same manner as provided under Section 3(b); (iv) immediate vesting (to the extent not yet vested) of all Restricted Stock (as defined in the Plan) which had been granted to Executive under the New Media Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan (the “Plan”) and payment of all dividends accrued but not yet paid to Executive with respect to such unvested Restricted Stock; (v) the sum of $25,000, to be utilized by the Executive in connection with obtaining employment; and (vi) continuation of Executive’s coverage under the Company’s medical plan at the same levels as such benefits that have been provided to Executive, and in connection therewith Executive shall periodically pay to the Company amounts equivalent to that which he paid as required employee contributions immediately prior to the date of termination, until the earlier of (A) the period of time it takes Executive to become eligible for the medical benefits program of a new employer (subject to Section 6(a) hereof) or (B) twelve (12) months from the date of such termination. Executive acknowledges that executive’s termination of employment on the date of such termination shall constitute a “qualifying event” for the purposes of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Executive further acknowledges on behalf of himself and his dependents that any period with respect to which any of them would be eligible to elect COBRA shall be reduced by the period of post-termination medical benefit continuation provided under this subsection. In the event of the Executive’s death following the termination of his employment, these payments and benefits shall be paid to his estate, except that the medical plan benefit shall be extended to his spouse. Executive acknowledges that the Company may terminate Executive without Cause at any time, and that the Company shall have no obligations under such circumstances to Executive beyond the specific obligations set forth in this Section 5(b);
SECTION 3. MISCELLANEOUS.
3.1    Employee at Will. This Amendment does not alter the status of Executive as an employee at will, nothing in this Amendment or the Agreement will reduce or eliminate the right of the Company and its subsidiaries to terminate Executive’s employment at any time for any reason or the right of Executive to resign at any time for any reason.
3.2    Continuing Effect; No Other Waivers or Amendments. This Amendment shall not constitute an amendment or waiver of or consent to any provision of the Employment Agreement not expressly referred to herein. Except as expressly amended hereby, the provisions of the Employment Agreement are and shall remain in full force and effect in accordance with their terms. In case of a conflict between this Amendment and the Employment Agreement or the Management Stockholder Agreement or the Plan, or any description or summary of any of them, this Amendment shall control.
3.3    Counterparts. This Amendment may be executed in any number of separate counterparts by the parties hereto (including by telecopy or via electronic mail), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

3.4    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Employment Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

GateHouse Media, LLC

By:	/s/ Michael E. Reed

	Name:	Michael E. Reed

	Title:	Director

GateHouse Media Operating, LLC

By:	/s/ Michael E. Reed

	Name:	Michael E. Reed

	Title:	Director

Executive

/s/ Kirk A. Davis

Name:	Kirk A. Davis